Exhibit 99.1

Investor Contact:	Media Contact:

Richard E. Fish	Lee A. Kimball
Chief Financial Officer	Vice President, Marketing
256-382-3827	919-863-7149
richard.fish@itcdeltacom.com	lee.kimball@itcdeltacom.com

FOR IMMEDIATE RELEASE

ITC^DELTACOM REGAINS COMPLIANCE WITH

NASDAQ BID PRICE RULE

West Point, Ga.—(September 28, 2005)—ITC^DeltaCom, Inc. (NASDAQ/NMS: ITCDD), a leading provider of integrated communications services to customers in the southeastern United States, today announced that it has received a letter from the Nasdaq Stock Market advising the company that ITC^DeltaCom has corrected its previously reported bid price deficiency under the Nasdaq Marketplace Rules and that ITC^DeltaCom’s common stock now meets the $1.00 minimum bid price standard for continued inclusion on the Nasdaq National Market. Following ITC^DeltaCom’s implementation of a one-for-three reverse split of its common stock on September 13, 2005, the previous deficiency was corrected upon ITC^DeltaCom’s achievement of a $1.00 minimum closing bid price for its common stock for ten consecutive trading days.

ABOUT ITC^DELTACOM, INC.

ITC^DeltaCom, headquartered in West Point, Ga., provides, through its operating subsidiaries, integrated telecommunications and technology services to businesses and consumers in the southeastern United States. ITC^DeltaCom has a fiber optic network spanning approximately 14,500 route miles, including more than 10,900 route miles of owned fiber, and offers a comprehensive suite of voice and data communications services, including local, long distance, enhanced data, Internet, colocation and managed services, and sells customer premise equipment to end-user customers. The Company operates approximately 29 voice switches and 74 data switches, and is one of the largest competitive telecommunications providers in its primary eight-state region. ITC^DeltaCom has interconnection agreements with BellSouth, Verizon, SBC, CenturyTel and Sprint for resale and access to unbundled network elements and is a certified competitive local exchange carrier (CLEC) in Arkansas, Texas, Virginia and all nine BellSouth states. For more information about ITC^DeltaCom, visit the Company’s Web site at http://www.itcdeltacom.com.

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